As filed with the Securities and Exchange Commission on April 11, 2024

Registration No. 333-259670

Registration No. 333-259672

Registration No. 333-274846

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3 REGISTRATION STATEMENT NO. 333-259670

FORM S-3 REGISTRATION STATEMENT NO. 333-259672

FORM S-3 REGISTRATION STATEMENT NO. 333-274846

Under

The Securities Act of 1933

  PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	16-1590339
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1305 O’Brien Drive

Menlo Park, California 94025

(650) 521-8000

  (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Christian O. Henry

President and Chief Executive Officer

Pacific Biosciences of California, Inc.

1305 O’Brien Drive

Menlo Park, California 94025

(650) 521-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew D. Hoffman, Esq.	Brett Atkins, Esq.
Zachary B. Myers, Esq.	General Counsel and Corporate Secretary
Wilson Sonsini Goodrich & Rosati,	Pacific Biosciences of California, Inc.
Professional Corporation	1305 O’Brien Drive
650 Page Mill Road	Menlo Park, California 94025
Palo Alto, California 94304	(650) 521-8000
(650) 493-9300

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) of Pacific Biosciences of California, Inc., a Delaware corporation (the “Company”), to deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•      Registration No. 333-259670, filed with the Commission on September 20, 2021, registering an aggregate of 13,407,337 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”);

•      Registration No. 333-259672, filed with the Commission on September 20, 2021, registering an aggregate of 11,214,953 shares of Common Stock; and

•      Registration No. 333-274846, filed with the Commission on October 03, 2023, registering an aggregate of 8,988,391 shares of Common Stock.

The Company is seeking to deregister all shares of Common Stock that remain unsold under the Registration Statements as of the date hereof because its obligation to maintain the effectiveness of the Registration Statements pursuant to the terms of the applicable agreement with the selling stockholders named in the Registration Statements have terminated. Accordingly, pursuant to the undertaking of the Company in the Registration Statements as required by Item 512(a)(3) of Regulation S-K, the Company is filing these Post-Effective Amendments to deregister, and does hereby remove from registration, all the securities of the Company registered under the Registration Statements that remain unsold as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on April 11, 2024.

Pacific Biosciences of California, Inc.

By:	/s/ Susan G. Kim
Susan G. Kim
Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.